Exhibit 1

ACUERDO DE ACTUACIÓN CONJUNTA DE SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A.	JOINT PARTICIPATION AGREEMENT SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A.

En Santiago, a 21 de Diciembre de 2006, entre (i) SOCIEDAD DE INVERSIONES PAMPA CALICHERA S.A., sociedad constituida de acuerdo con las leyes de la República de Chile, rol único tributario número 96.511.530-7, debidamente representada por don Jorge Araya Cabrera, ambos domiciliados para estos efectos en esta ciudad, El Trovador 4285, comuna de Las Condes, que en lo sucesivo e indistintamente se denominará también “Calichera”; y (ii) KOWA COMPANY LTD., sociedad constituida de acuerdo con las leyes de Japón, rol único tributario número 59.046.730-8, debidamente representada por don Koji Yoshimoto,  ambos domiciliados para estos efectos en esta ciudad, Augusto Leguía Sur 160, Of. 82, comuna de Las Condes, que en lo sucesivo e indistintamente se denominará también “Kowa”; ambas en lo sucesivo, así como sus respectivos sucesores o cesionarios autorizados, así como las demás personas que adhirieren al presente contrato en conformidad con el mismo, se denominarán colectivamente las “Partes” y cualquiera de ellas una “Parte”; se conviene lo siguiente:

In Santiago, on December 21, 2006, by and among (i) SOCIEDAD DE INVERSIONES PAMPA CALICHERA S.A., a corporation organized and existing under the laws of Chile, taxpayer identification number 96,511,530-7, duly represented by Mr. Jorge Araya Cabrera, both domiciled for this purpose at, El Trovador 4285, Piso 11, county of Las Condes, also referred to in this document as “Calichera”; and (ii) KOWA COMPANY LTD., a company organized and existing under the laws of Japan, Chilean taxpayer identification number 59,046,730-8, duly represented by Mr. Koji Yoshimoto, both domiciled for this purposes at Augusto Leguía Sur 160, Of. 82, county of Las Condes, also referred in this document as “Kowa”; both herein, and their respective successors and permitted assignees, as well as other persons that may adhere to this agreement in accordance with its terms, collectively referred to as “Parties” and each one of them a “Party”, have agreed the following:

Cláusula 1. Antecedentes.	Clause 1. Recitals.

1.01. Las Partes declaran ser actualmente titulares, directa e indirectamente, de acciones emitidas por la sociedad anónima abierta denominada Sociedad Química y Minera de Chile S.A., inscrita en el Registro de Valores de la Superintendencia de Valores y Seguros bajo el número 184, que en lo sucesivo e indistintamente se denominará también la “Sociedad” o “SQM”.

1.01. The Parties hereby declare that they currently hold, directly and indirectly, shares of Sociedad Química y Minera de Chile S.A., also referred herein as the “Company” or “SQM”, a listed stock corporation under the supervision of the “Superintendencia de Valores y Seguros” (“SVS”) and duly registered under number 184 on the SVS Registrar of Securities.

Por su parte, la Sociedad es controladora, entre otras, de su filial denominada Soquimich Comercial S.A., sociedad anónima abierta inscrita en el Registro de Valores de la Superintendencia de Valores y Seguros bajo el número 436.

The Company controls, among others, of its subsidiary Soquimich Comercial S.A., a stock corporation duly registered on the SVS Registrar of Securities under number 436.

1.02. A esta fecha y de conformidad con sus estatutos sociales, el capital de SQM se encuentra dividido en un total de 263.196.524 acciones nominativas y sin valor nominal (las “Acciones”) íntegramente suscritas y pagadas, de las cuales (i) 142.819.552 acciones son preferentes de la Serie A (las “Acciones Serie A”); y (ii) 120.376.972 acciones son preferentes de la Serie B (las “Acciones Serie B”).

1.02. As of the date hereof, in accordance with its by-laws, as amended, the capital of SQM is divided into a total of 263,196,524 nominative non-par-value shares (the “Shares”) completely subscribed and paid-in, of which (i) 142,819,552 are preferred Class A shares (the “Class A Shares”); and (ii) 120,376,972 shares are preferred Class B shares  (the “Class B Shares”).

1.03. A esta fecha, las Partes son titulares de Acciones, directamente o a través de sociedades que controlan.	1.03. As of the date hereof, the Parties hold Shares directly or through other controlled companies.

1.04. Las Partes declaran conocer y aceptar que Inversiones SQ S.A. (“SQ”) forma parte de un pacto de accionistas con Yara Nederland B.V. (“Yara”) respecto de su participación en la sociedad Inversiones SQYA S.A. (“SQYA”), el cual determina la forma en que SQ ejerce el control de las acciones de dicha sociedad en sus filiales entre las cuales finalmente se cuenta Calichera, y en SQM. Dentro de las estipulaciones de dicho pacto de accionistas, se contempla que los votos con que cuenten las partes del mismo, ya sea directamente como a través de SQYA y las sociedades controladas por ésta, tendrán por objeto la elección de, a lo menos, 3 directores de SQM entre personas nombradas por SQ, así como de un director de SQM de entre personas nombradas por Yara. Adicionalmente, las partes comprometieron sus mejores esfuerzos para obtener la elección de un director adicional en SQM de entre personas designadas por Yara, lo que incluye los votos a que las partes por cualquier causa o motivo tengan acceso, ya sea a través de poderes o de otra forma.

1.04. The Parties hereby acknowledge and accept that Inversiones SQ S.A. (“SQ”) has entered into a shareholders agreement with Yara Nederland B.V. (“Yara”) regarding their participation in Inversiones SQYA S.A. (“SQYA”), which determines the way SQ controls the shares of its subsidiaries (including Calichera) and SQM. Among the stipulations of said shareholders agreement, the parties agreed to vote the shares they hold, directly or indirectly, or through SQYA, or the companies controlled by it, in order to achieve the appointment of at least 3 members of the board of directors of SQM among individuals designated by SQ, and at least one such board member appointed by Yara. Furthermore, the parties agreed to do make their best efforts in order to attain the appointment of an additional SQM board member designated by Yara, including the votes that the parties have access to, by means of proxies or otherwise.

Cláusula 2. Pacto de actuación conjunta en SQM.	Clause 2. Joint participation agreement in SQM.

2.01. Las Partes acuerdan realizar sus mejores esfuerzos a fin que SQM sea administrada en términos de optimizar la rentabilidad y retorno de sus accionistas, así como de agregar valor a la inversión de sus accionistas en el largo plazo y maximizar el valor presente de dicha inversión. Asimismo, las Partes declaran que es su intención actuar de forma concertada y de común acuerdo, a fin de influir de manera decisiva en la administración y gestión de la Sociedad, para de esa forma cumplir con sus objetivos señalados precedentemente.

2.01. The Parties hereby agree to make their best efforts so that SQM is managed so to optimize its profitability and shareholders return, as well as to add value to the investment of their shareholders in the long term and maximize its present value. Furthermore, the Parties declare that it is their intention to act in a joint form and by mutual agreement, in order to influence in a decisive way the administration and management of the Company, in order to achieve the objectives mentioned above.

Las Partes manifiestan también que es su intención que SQM continúe siendo administrada de una manera profesional, a través de ejecutivos de primer nivel, de una manera consistente con la forma en que ha sido administrada hasta ahora.

The Parties also declare that it is their intention that SQM continues being managed in a professional manner, by first class executives, consistent with the way it has been managed as of the date hereof.

Para efectos de lo anterior, las Partes comprometen sus mayores esfuerzos en lograr los acuerdos necesarios a fin de votar concertadamente de la misma forma en las juntas de accionistas de la Sociedad respecto de las acciones de que sean directamente titulares, y a hacer que se vote de dicha forma respecto de aquellas acciones sobre las cuales ejerzan control o bien que posean de manera indirecta.

Accordingly, the Parties commit their best efforts in order to reach the agreements necessary to vote as a whole and in the same way at the Company’s shareholders meetings, regarding the shares they directly own and to vote in the same way regarding the shares they own indirectly or control in any form.

2.02. Asimismo, las Partes están de acuerdo que su inversión, directa o indirecta, en SQM resulta de tal relevancia, que comprometen sus mayores esfuerzos para que se mantenga en el tiempo la gestión de ella en una forma semejante a la que se le ha dado hasta ahora y que ha resultado exitosa en términos de maximizar el valor de la inversión para todos sus accionistas. De esta forma, las Partes acuerdan desplegar sus mayores esfuerzos a fin de evitar tomas de control por parte de otros accionistas o de terceros en general, mediante la realización de todas las posibles actuaciones que estén dentro de las posibilidades y facultades de cada Parte, con pleno respeto de las normas legales y reglamentarias aplicables.  Sin embargo, ninguna de las Partes estará obligada a adquirir Acciones adicionales ni a lanzar una oferta pública para la adquisición de Acciones.

2.02. Likewise, the Parties agree that their direct or indirect investment in SQM has such relevance that they compromise their best efforts in order to maintain its management in the same terms it has been conducted until now, which has been successful in maximizing the investment value for all shareholders. Consequently, the Parties agree to make their best effort in order to avoid other shareholders or third parties taking control of the Company by means of taking all possible actions within the possibilities and faculties of each Party, in full compliance with applicable laws and regulations, provided however that neither Party shall be obligated to acquire additional Shares or to launch a tender offer for the acquisition of Shares.

2.03. Para efectos de lo indicado precedentemente, cada vez que el directorio de la Sociedad convoque a una junta general de accionistas, las Partes discutirán y decidirán una postura y voto común en dichas juntas de accionistas. Respecto de las elecciones de directorio, las Partes comunicarán las personas por las cuales votarán y manifestarán también sus objeciones o reparos respecto de la votación por determinadas personas por las que fuere a votar la otra Parte y respecto de las cuales tengan razones fundadas para estimar desaconsejable su elección como director de la Sociedad.

2.03. In order to achieve the above objectives, each time the board of directors of the Company calls a shareholders meeting, the Parties will discuss and decide on a common position and vote on the shareholders meeting. Regarding the election of board members, the Parties will communicate to each other about the candidates they would vote and will also inform their objections and comments the candidates the other Party is willing to vote for and which they have reasons to believe their appointment should not be advisable.

Si las Partes estuvieren de acuerdo en lo anterior, dejarán constancia por escrito de la decisión y votarán individualmente conforme a ella en la respectiva junta.	If the Parties agree on the abovementioned, they will leave written record of such decision and shall act individually according to it on the shareholders meeting.

Si las Partes no estuvieren de acuerdo en la forma de votar en la respectiva junta, votarán de la manera que acuerde la mayoría absoluta de las Partes, considerando el número de Acciones que controle, directa o indirectamente, salvo que se trate de una Materia Relevante según se indica en la sección siguiente.

If the Parties do not agree on the way to vote on the respective shareholders agreement, they will vote in the way determined by the absolute majority of the Shares they hold or control directly or indirectly, unless the matter of the vote is a Relevant Matter, as defined in the next section.

2.04. En el caso que la materia sometida a la decisión de la junta de accionistas de la Sociedad sea una Materia Relevante según se define en  esta sección y las Partes no estuvieren de acuerdo en ella, votarán respecto de la misma en forma autónoma.

2.04. In case that the matter submitted to the decision of the shareholders meeting is a Relevant Matter, as defined in this section, and the Parties do not reach an agreement, they will each vote independently.

Para los efectos de lo indicado en la presente sección, las “Materias Relevantes” de las juntas de accionistas de la Sociedad serán las siguientes:	“Relevant Matters” at the shareholders meeting shall include the following:
(i) El aumento del capital de la Sociedad;	(i) The increase of the capital of the Company;
(ii) La división, fusión y transformación de la Sociedad;	(ii) The spin-off, merger and transformation of the Company;
(iii) La disminución del capital de la Sociedad;	(iii) The decrease of the capital of the Company;
(iv) La disminución del número de miembros del Directorio de la sociedad; y	(iv) The reduction of the number of members of the Board of the Company; and
(v) La enajenación de un 50% o más del activo de la Sociedad.	(vi) The sale of more than 50% of the assets of the Company

2.05. Las Partes dejan expresa constancia que el presente pacto no afecta ni obliga a los directores de SQM, los cuales se rigen únicamente por las normas que les son aplicables, debiendo dar cumplimiento a sus funciones en el mejor interés de la Sociedad.

2.05. The Parties hereby declare that this agreement does not affect nor binds the members of the board of SQM, who shall only be governed by the applicable regulations and who must fulfill their duties aiming for the best interest of the Company.

2.06. Las Partes se obligan a no celebrar con terceros otros acuerdos de actuación conjunta o pactos de accionistas relativos a su participación en SQM que les inhiban o entorpezcan el fiel cumplimiento de las estipulaciones del presente contrato, sin perjuicio de las adhesiones al mismo que se otorguen de conformidad con la sección 6.01 siguiente.

2.06. The Parties will not enter into any other joint participation agreement or shareholders agreement regarding their participation in SQM which could impede or obstruct the fulfillment of its obligations under this agreement, without prejudice to the adhesions to this agreement as provided in section 6.01 below.

Cláusula 3. Derecho de Venta Conjunta.	Clause 3. Tag Along Rights.

3.01. Calichera otorga a las restantes Partes del presente acuerdo un derecho de venta conjunta de su participación accionaria en la Sociedad (el “Derecho de Venta Conjunta”), en los términos y condiciones que se establecen en los párrafos siguientes.

3.01. Calichera hereby grants the rest of the Parties entering this agreement a tag-along right for the sale of their Shares (“Tag-Along Right”), under the following terms and conditions.

3.02. Para los efectos de esta Cláusula 3, se entenderá por “Oferta de Buena Fe” aquella oferta irrevocable recibida de buena fe por Calichera de parte de un tercero no relacionado de Calichera (en adelante el “Tercero Oferente”), y que Calichera desee aceptar, para comprar, directa o indirectamente, todo o parte de las Acciones de propiedad de Calichera y que representen no menos del 20% del capital accionario de la Sociedad.  La Oferta de Buena Fe deberá constar por escrito y contemplar el precio por acción a ser pagado por el Tercero Oferente.

3.02. For purposes of this Clause 3, “Good Faith Offer” will mean an irrevocable offer received in good faith by Calichera from a non related third party (“Third Party Offeror”) which Calichera intends to accept, in order to acquire, directly or indirectly, all or part of the Shares owned by Calichera which represent not less than 20% of the stock capital of the Company. The Good Faith Offer shall be in writing and must include the price to be paid by the Third Party Offeror.

3.03. En el caso que durante la vigencia del presente acuerdo Calichera reciba una Oferta de Buena Fe, deberá, en forma previa a aceptar dicha Oferta de Buena Fe, ponerla en conocimiento de las restantes Partes, enviándole copia de la misma y proporcionándole toda la información que disponga respecto de la identidad del Tercero Oferente y de sus representantes.

3.03. In the event that during the term of this agreement Calichera receives a Good Faith Offer, it shall, prior to accepting such Good Faith Offer, give notice to the rest of the Parties delivering them a copy of the Good Faith Offer and providing all available information regarding the Third Party Offeror identity and its representatives.

3.04.  Dentro del plazo de 10 días hábiles contado desde la notificación referida en el párrafo precedente, las restantes Partes podrán manifestar su voluntad de vender todo o parte de sus Acciones (las “Acciones Co-Ofrecidas”) al Tercero Oferente al precio por acción y en los demás términos y condiciones señalados en la Oferta de Buena Fe, mediante una comunicación escrita dirigida a Calichera.  En tal caso, Calichera sólo podrá vender todo o parte de sus Acciones al Tercero Oferente si éste último, simultáneamente, comprare la totalidad de las Acciones Co-Ofrecidas en los términos indicados.

3.04. Within 10 business days following the notice referred in the previous paragraph, the other Parties may inform their intention to sell all or part of their Shares (“Co-Offered Shares”) to the Third Party Offeror at the same price, terms and conditions included in the Good Faith Offer, by means of a written notice addressed to Calichera. In that case, Calichera will be able to sell all or part of it Shares to the Third Party Offeror only if the latter simultaneously acquires all the Co-Offered Shares on the same terms.

3.05. La compra de las Acciones por el Tercero Oferente, a Calichera o a Calichera y a las demás Partes que hubieren ejercido el Derecho de Venta Conjunta, según corresponda, deberá materializarse dentro del plazo máximo de 60 días contados desde la fecha en que hubiere vencido el plazo de 10 días hábiles señalado en el párrafo precedente, salvo que las Partes acuerden extender dicho plazo. Se entenderá materializada la compra con la presentación a la Sociedad de los traspasos de acciones respectivos. De no materializarse la compra de las acciones por el Tercero Oferente dentro del citado plazo de 60 días, se entenderá que la operación ha fallado, debiendo renovarse el procedimiento establecido en esta Cláusula 3, cada vez que Calichera desee nuevamente transferir la totalidad o parte de sus Acciones.

3.05. The purchase of the Shares by the Third Party Offeror from Calichera, or from Calichera and the other Parties that have exercised their Tag-Along Right, shall be executed within 60 days following the expiration of the 10 business days term referred in 3.04. above, unless the Parties agree to extend such term. The acquisition will be understood performed and duly executed with the submission to the Company of the proper share transfer forms. If the acquisition by the Third Party Offeror is not executed within the mentioned 60 days period, the operation will be considered failed and the procedure described in this clause should be restarted each time Calichera intends to transfer all or part of its Shares.

3.06. En el caso de que Calichera tenga la intención de enajenar todo o parte de las acciones de la Sociedad de propiedad de Calichera en una bolsa de valores, deberá comunicarlo previamente a las restantes Partes, con a lo menos 10 días hábiles de anticipación, dándole amplia información respecto del número de acciones que se desea enajenar, precio mínimo por acción, eventuales inversionistas institucionales que hubieren manifestado su intención de concurrir a la compra y toda otra información relevante.  Las restantes Partes dispondrán de un plazo de 5 días hábiles para manifestar su intención que el todo o parte de sus Acciones se enajenen conjuntamente con las acciones de propiedad de Calichera, de forma tal de asegurar el cumplimiento del Derecho de Venta Conjunta contemplado en la presente cláusula.

3.06. In case Calichera intends to transfer all or part of its Shares on a stock exchange, it should previously give notice to the rest of the Parties with at least 10 business days in advance, giving sufficient information regarding the number of shares to be transferred, minimum price per share, institutional investors who may have declare their intention to participate in the acquisition and any other relevant information. The rest of the Parties will have 5 business days to require all or part of their Shares to be sold with those held by Calichera, in order to ensure the fulfillment of the Tag-Along Right contained in this clause.

3.07. En caso que un tercero no relacionado a Calichera (el “Tercero”) lance una oferta pública de adquisición de acciones de la Sociedad (la “OPA”) y Calichera tenga intención de vender todo o parte de sus acciones de la Sociedad en dicha OPA, deberá informar por escrito previamente a las demás Partes con a lo menos 3 días hábiles de anticipación a la fecha de vencimiento de la OPA, en cuyo caso no se aplicarán las disposiciones anteriores de esta cláusula 3.

3.07. In case that a third party not related to Calichera (the “Third Party”) launches a tender offer (the “Tender Offer”) and Calichera intends to sell all or part of its Shares in the Tender Offer, it should give written notice to the other Parties at least 3 business days prior to the expiration of the Tender Offer. In this case, the provisions of this Clause 3 shall not apply.

Cláusula 4. Venta de la participación de las Partes en la Sociedad.	Clause 4. Sale of Parties participation in the Company.

4.01. Las Partes acuerdan que no procederán a la venta de todo o parte de sus Acciones, sino a través de la Bolsa de Comercio de Santiago u otra bolsa de valores, dando aviso a las demás partes de ello con una anticipación mínima de 5 días a la transacción, o bien de 24 horas en el caso de transacciones por cuantías iguales o inferiores a 50.000 Acciones.

4.01. The Parties agree that they shall not sell all or part of their Shares but through the Santiago Stock Exchange or through other stock exchange, giving notice to the rest of the Parties at least 5 days prior to the transaction, or 24 hours in case of transactions for an amount equal to or less than 50,000.

Cláusula 5. Duración y terminación.	Clause 5. Term and Termination

5.01. El presente acuerdo de actuación conjunta comenzará a regir con esta fecha y tendrá una duración indefinida. No obstante lo anterior, una vez cumplido el primer aniversario de la vigencia del presente contrato, cualquiera de las Partes podrá ponerle término en cualquier momento, respecto únicamente de ella, comunicando su voluntad en tal sentido a las demás Partes, con una anticipación mínima de 30 días a la fecha de término. Dicha terminación tendrá efecto únicamente respecto de la Parte que la ejerce o notifica a las demás, subsistiendo el presente acuerdo de actuación conjunta respecto de las demás Partes, sin perjuicio del derecho de ellas de terminarlo a su respecto de la manera indicada en esta cláusula.

5.01. This joint participation agreement shall become effective as of the date hereof and shall continue in effect indefinitely. Nevertheless, after the first anniversary of this agreement, each Party may terminate it at any moment, only regarding itself, communicating its intention to the other Parties at least 30 days prior to the date of termination. Such termination will be effective only in regard to the Party performing it and giving notice, subsisting this agreement among the rest of the Parties, notwithstanding their right to terminate it as it is stated in this clause.

Cláusula 6. Materias varias.	Clause 6. Miscellaneous.

6.01. Adhesión al presente acuerdo. Se podrán celebrar adhesiones a este acuerdo de actuación conjunta por parte de nuevos accionistas de la Sociedad mediante instrumento privado suscrito por el accionista adherente y por Partes que representen un 75% del total de Acciones controladas, directa o indirectamente, por todas ellas en forma conjunta a la fecha de la respectiva adhesión.  De dichas adhesiones deberá notificarse a las demás Partes dentro de los 10 días siguientes a su suscripción.

6.01. Adhesion to this agreement.  Adhesions to this shareholders agreement by new shareholders may be performed by private instrument executed by the adherent shareholder and the Parties that represent 75% of the shares controlled directly or indirectly by all of them on the date of the adhesion. Such adhesion must be informed to the Parties within 10 days next to its execution.

6.02. Cumplimiento de las estipulaciones del contrato por las Partes. Cada Parte se compromete a ejercer y hacer que se ejerzan sus derechos, incluyendo el derecho a voto como accionista de la Sociedad, a objeto de dar pleno cumplimiento a las estipulaciones de este contrato y de los estatutos sociales de la Sociedad.

6.02. Stipulation fulfillment by the Parties. Each party hereby compromises to exercise its rights, including the right to vote as shareholders of the Company, in order to fulfill the stipulations of this agreement and those contained in the by-laws of the Company.

6.03. Fusión y división. En el caso que ocurra la fusión o división de la Sociedad, queda expresamente convenido que los derechos estipulados en el presente contrato respecto de las Acciones de propiedad de las Partes, se extenderán a todas las acciones de las nuevas sociedades que se formen producto de la fusión o división, así como a las acciones de la o las sociedades que subsistan luego de ella y que correspondan o corresponderían a las Partes como accionistas originales.

6.03. Merger or Division. In case that a merger or division of the Company takes place, the Parties agree that the rights under this agreement regarding the Shares held by the Parties shall be extended to all the shares of the new companies formed as a consequence of the merger or division, as well as the shares of the company or companies that subsist after such merger or division and correspond to the Parties as original shareholders.

6.04. Comunicaciones. Las comunicaciones entre las Partes ser realizarán por escrito mediante carta entregada personalmente con acuse de recibo o mediante correo privado con confirmación de entrega, a través de cualquiera de las empresas DHL, Chilexpress, UPS o FedEx. Sin perjuicio de ello, dichas comunicaciones deberán enviarse simultáneamente por fax y correo electrónico, con confirmación, a todas las Partes. De la misma manera deberán comunicarse los cambios de la dirección, fax o correo electrónico que, para los efectos de notificaciones o comunicaciones, se indican en esta sección.

6.04. Communications. Communications between the Parties shall be made by written notices personally delivered with reception notice or courier with deliver confirmation by any of the following companies: DHL, Chilexpress, UPS or FedEx. Nevertheless, such communications must be sent simultaneously by fax and email with confirmation to all the Parties. Any change of the addresses, fax numbers or emails indicated in this section must be communicated as stated in this paragraph.

Las direcciones y números de teléfono, fax y correo electrónico de cada una de las Partes son las que se indican a continuación:	The addresses, phone and fax numbers and email addresses of each Party are the following:
(i) A Calichera:	(i) To Calichera:

Sociedad de Inversiones Pampa Calichera S.A.
At. Sr. Jorge Araya Cabrera
El Trovador 4285, Piso 11
Comuna de Las Condes
Santiago- Chile
Fax: (562) 429-4935
Teléfono: (562) 429-4900
Correo electrónico: jaraya@calichera. Cl

Sociedad de Inversiones Pampa Calichera S.A.
Att. Mr. Jorge Araya Cabrera
El Trovador 4285, Piso 11
Comuna de Las Condes
Santiago- Chile
Fax: (562) 429-4935
Phone: (562) 429-4900
Email address: jaraya@calichera.cl

(ii) A Kowa:	(ii) To Kowa:
Kowa Company Ltd. At. Sr. Koji Yoshimoto Augusto Leguía Sur 160, Of. 82 Comuna de Las Condes Santiago - Chile Fax: (562) 378-5295 Teléfono: (562) 378-5295 Correo electrónico: yoshimoto@123.cl	Kowa Company Ltd. Att. Mr. Koji Yoshimoto Augusto Leguía Sur 160, Of. 82 Comuna de Las Condes Santiago - Chile Fax: (562) 378-5292 Phone: (562) 378-5295 Email address: yoshimoto@123.cl
6.05. Legislación. El presente contrato se regirá e interpretará en todo por las leyes de la República de Chile.	6.05. Governing Law. This agreement will be governed and construed in accordance with the laws of the Republic of Chile.

6.06. Arbitraje. Toda disputa relativa al presente contrato deberá ser resuelta finalmente bajo las Reglas de Arbitraje Internacional de la Cámara de Comercio Internacional por uno o más árbitros designados de acuerdo con dichas Reglas. El procedimiento arbitral deberá tener lugar en idioma Inglés.

6.06. Arbitration.  Any disputes arising in connection with this agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration procedure shall be conducted in English.

6.07. Domicilio. Para todos los efectos legales, las Partes fijan domicilio especial en la ciudad y comuna de Santiago, prorrogando la competencia a los tribunales ordinarios de justicia con asiento en la comuna de Santiago, en todas aquellas materias que no sean de competencia arbitral.

6.07. Domicile. For all legal purposes hereof, the parties set their domicile in the city and municipal district of Santiago and submit to the jurisdiction of its Courts for all matters which are not subject to the jurisdiction of the arbitrator.

6.08. Cesión. Ninguna de las Partes podrá ceder o en forma alguna transferir los derechos u obligaciones derivadas del presente instrumento, salvo con el acuerdo expreso y por escrito de las demás Partes.

6.08. Assign. No Party shall assign or transfer in any way the rights and obligations under this agreement, unless express written consent of the rest of the Parties.
6.09. Modificación. El presente contrato sólo podrá ser modificado por las Partes mediante acuerdo de ellas que conste por escrito.	6.09. Amendment. This agreement may be amended only with the written consent of all Parties.

6.10. Renuncia de derechos. La falta de ejercicio de algún derecho por las Partes derivado del presente contrato, el ejercicio parcial de éstos, o bien la demora en dicho ejercicio, no traerá como consecuencia la extinción del mismo o la presunción de que éste hubiere sido renunciado, salvo que dicha renuncia conste por escrito y sea expresa.

6.10. Waivers. The lack of exercise by the Parties of any right under this agreement, or its partial or delayed exercise, shall not give rise to the extinction of such right or the presumption that it has been waived, unless such waiver is express and given by written notice.

6.11. Ejemplares. El presente instrumento se otorga en 3 ejemplares de un mismo tenor y fecha, quedando uno en poder de cada una de las partes.	6.11. Copies. This agreement is signed in 3 copies of the same text and date, and each Party shall keep one of them.

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Sociedad de Inversiones Pampa Calichera S.A.

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Kowa Company Ltd.

ACUERDO DE ACTUACIÓN CONJUNTA SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A.	JOINT PARTICIPATION AGREEMENT SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A.

SOCIEDAD DE INVERSIONES PAMPA CALICHERA S.A. KOWA COMPANY LTD.

Santiago, 21 de Diciembre de 2006	Santiago, December 21, 2006

ANEXO	ANNEX
Acciones de SQM de propiedad o controladas por las Partes al 21 de Diciembre de 2006:	Shares of SQM owned or controlled by the Parties as of December 21st, 2006:
1. Calichera.	1. Calichera.
Acciones de propiedad de Inversiones Pampa Calichera S.A. - 52.434.256 ACCIONES SERIE A - 13.965.985 ACCIONES SERIE B	Shares owned by Inversiones Pampa Calichera S.A. - 52.434.256 CLASS A SHARES - 13.965.985 CLASS B SHARES
Acciones de propiedad de Global Mining Investments Chile S.A. - 7.123.076 ACCIONES SERIE A	Shares owned by Global Mining Investments Chile S.A. - 7.123.076 CLASS A SHARES
2. Kowa.	2. Kowa.
Acciones de propiedad de Kowa Company Ltd. - 781.429 ACCIONES SERIE A	Shares owned by Kowa Company Ltd. - 781.429 CLASS A SHARES
Acciones propiedad de Kochi S.A. - 714.084 ACCIONES SERIE A - 50.000 ACCIONES SERIE B	Shares owned by Kochi S.A. - 714.084 CLASS A SHARES - 50.000 CLASS B SHARES
Acciones de propiedad de Inversiones La Esperanza Chile Limitada. - 3.589.387 ACCIONES SERIE A	Shares owned by Inversiones La Esperanza Chile Limitada. - 3.589.387 CLASS A SHARES
Acciones de propiedad de Inversiones La Esperanza Delaware Corp. - 207.550 ACCIONES SERIE A	Shares owned by Inversiones La Esperanza Delaware Corp. - 207.550 CLASS A SHARES